PRESS RELEASE	Investor Relations Contact: Stephen A. Fowle
August 21, 2012	(302) 571-6833 sfowle@wsfsbank.com
Media Contact: Stephanie A. Heist
(302) 571-5259 sheist@wsfsbank.com

WSFS FINANCIAL CORPORATION
PRICES $55.0 MILLION OF SENIOR NOTES

WILMINGTON, Del. – WSFS Financial Corporation (NASDAQ: WSFS), the parent company of Wilmington Savings Fund Society, FSB, today announced that it has priced an offering of $55.0 million aggregate principal amount of 6.25% Senior Notes due September 1, 2019, at a price equal to 100% of the aggregate principal amount of the Senior Notes. After the underwriting discount and estimated offering expenses payable by the Company, it expects to receive net proceeds of approximately $52.7 million. The offering is expected to close on August 27, 2012.

The Company expects to use the net proceeds for general corporate purposes, including to support anticipated balance sheet growth, which may include loan originations and securities purchases. Subject to receipt of the requisite regulatory approvals, the proceeds may be used to repurchase or redeem all or a portion of its Series A Preferred Stock.

Sandler O’Neill + Partners, L.P. acted as sole book-running manager for the offering and Keefe, Bruyette & Woods, Inc. acted as co-lead manager. Boenning & Scattergood, Inc. and Janney Montgomery Scott acted as co-managers.

The Company has filed a registration statement with the Securities and Exchange Commission relating to the offering and it has been declared effective.  This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The notes offering is being made solely by means of a prospectus supplement and accompanying prospectus, copies of which may be obtained by contacting Stephen Fowle at the Company,  500 Delaware Avenue, Wilmington, Delaware 19801, (302) 571-2264, or Sandler O’Neill + Partners, L.P., 1251 Avenue of the Americas, 6th Floor, New York, New York 10020, (866) 805-4128.

About WSFS Financial Corporation
WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest, locally-managed bank and trust company headquartered in Delaware with $4.2 billion in assets on its balance sheet and $13.3 billion in fiduciary assets, including approximately $1.0 billion in assets under management.  WSFS operates from 52 offices located in Delaware (42), Pennsylvania (8), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking and trust and wealth management. Other subsidiaries or divisions include Christiana Trust, WSFS Investment Group, Inc., Cypress Capital Management, LLC and Cash Connect®. Serving the Delaware Valley since 1832, WSFS is the seventh oldest bank in the United States continuously operating under the same name. For more information, please visit www.wsfsbank.com.

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FORWARD LOOKING STATEMENTS

Statements contained in this news release which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements, which are based on various assumptions (some of which may be beyond the Company’s control) are subject to risks and uncertainties and other factors which could cause actual results to differ materially from those currently anticipated.  Such risks and uncertainties include, but are not limited to, those related to the economic environment, particularly in the market areas in which the Company operates; the volatility of the financial and securities markets, including changes with respect to the market value of our financial assets and changes in market interest rates; changes in government regulation affecting financial institutions and potential expenses associated therewith; and the costs associated with resolving any problem loans, litigation and other risks and uncertainties, discussed in documents filed by WSFS Financial Corporation with the Securities and Exchange Commission from time to time.  The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

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